SIXTH AMENDMENT TO THE GLOBAL CUSTODY RIDER

TO THE DOMESTIC CUSTODY AGREEMENT

This Sixth Amendment, dated effective as of September 25, 2014 (“Amendment”), is between JPMORGAN CHASE BANK, N.A. and NORTHWESTERN MUTUAL SERIES FUND, INC., a company registered under the Investment Company Act of 1940, as amended, with a place of business at Milwaukee, Wisconsin. Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Rider as defined below.

WHEREAS the parties have entered into that certain Global Custody Rider to Domestic Custody Agreement, dated September 10, 2009, as amended June 11, 2010, June 8, 2011, July 10, 2012, May 24, 2013 and August 8, 2013 (as amended, the “Rider”), and

WHEREAS the parties wish to further amend the Rider as provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Amendment of the Rider

Upon execution of this Amendment by both parties, the Rider shall be and hereby is amended by deleting Schedule 2 to the Rider and replacing it with the Schedule 2 attached to this Amendment.

2.	Effect of Amendment

Except as expressly amended hereby, the Rider shall remain in full force and effect in accordance with its terms.

3.	Miscellaneous

a) Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as otherwise provided herein) with respect thereto.

b) Amendments. No amendment, modification or waiver in respect of this Amendment will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

c) Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original. All signatures need not be on one counterpart.

d) Headings. The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

e) Governing Law. This Amendment will be governed by and construed in accordance with the law of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates specified below with effect from the date first specified on the first page of this Amendment.

NORTHWESTERN MUTUAL SERIES FUND, INC.

By:	/s/ Karen A. Molloy

Name:	Karen A. Molloy

Title:	Authorized Representative

Date:	09/12/2014

JPMORGAN CHASE BANK, N.A.

By:	/s/ Brian Eckert

Name:	Brian Eckert

Title:	Vice President

Date:	09/25/2014

Schedule 2

LIST OF PORTFOLIOS THAT ARE PARTIES TO THE AGREEMENT

Large Company Value Portfolio

Inflation Protection Portfolio

Mid Cap Value Portfolio

Equity Income Portfolio

Small Cap Value Portfolio

Focused Appreciation Portfolio

Index 500 Stock Portfolio

Index 600 Stock Portfolio

Short-Term Bond Portfolio

Select Bond Portfolio

High Yield Bond Portfolio

Domestic Equity Portfolio*

Growth Stock Portfolio*

Index 400 Stock Portfolio*

Large Cap Blend Portfolio*

Large Cap Core Stock Portfolio*

Long-Term U.S. Government Bond Portfolio*

Mid Cap Growth Stock Portfolio*

Small Cap Growth Stock Portfolio*

*for the purpose of managing foreign securities received in corporate actions and comparable involuntary transactions.